UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF  1934

Date of Report (Date of earliest event reported): September 21, 2004

COMMUNITY HEALTH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other Jurisdiction of

Incorporation)

001-15925	13-3893191
(Commission File Number)	(I.R.S. Employer Identification Number)

155 Franklin Road, Suite 400
Brentwood, Tennessee	37027
(Address of Principal Executive Offices)	(Zip Code)

(615) 373-9600

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03  Creation of  a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant.

On August 19, 2004, we entered into a $1.625 billion Amended and Restated Credit Agreement (the “Credit Agreement”) among CHS/Community Health Systems, Inc., as borrower (the “Borrower”), us as parent, JP Morgan Chase Bank, as Administrative Agent, Wachovia Bank, National Association, as Syndication Agent, Bank of America, N.A., as Documentation Agent and JP Morgan Securities Inc. and Banc of America Securities LLC, as Joint Lead Arrangers and Joint Bookrunners and the other lenders parties thereto.

On September 21, 2004, notice was given to the Administrative Agent pursuant to the Credit Agreement to borrow approximately $260 million in Eurodollar Loans under the revolving credit facility of the Credit Agreement.  We intend to use the funds to pay a portion of the $290.52 million purchase price for the 12 million shares of our common stock (at a price of $24.21 per share) that we have agreed to purchase from Citigroup Global Markets Inc. (“Citigroup”) as underwriter in a public secondary offering by Forstmann Little & Co.  The Credit Agreement permits us to repurchase up to $300 million of our common stock so following the purchase from Citigroup, our availability for purchases of common stock under the Credit Agreement will be $9.48 million.

The facility replaced our previous credit facility and consists of a $1.2 billion term loan that matures in 2011 (as opposed to 2010 under the previous facility) and a $425 million revolving credit facility that matures in 2009.  We may elect from time to time an interest rate per annum for the borrowings under the term loan including the incremental term loan, and revolving credit facility equal to (a) an annual benchmark rate, which will be equal to the greatest of (i) the Prime Rate in effect and (ii) the Federal Funds Effective Rate, plus 50 basis points, plus (1) 75 basis points for the term loan and (2) the Applicable Margin for revolving credit loans or (b) the Eurodollar Rate plus (1) 175 basis points for the term loan and (2) the Applicable Margin for Eurodollar revolving credit loans. We also pay a commitment fee for the daily average unused commitments under the revolving credit facility. The commitment fee is based on a pricing grid depending on the Applicable Margin for Eurodollar revolving credit loans and ranges from 0.250% to 0.500%. The commitment fee is payable quarterly in arrears and on the revolving credit termination date with respect to the available revolving credit commitments.  In addition, we will pay fees for each letter of credit issued under the credit facility. The purpose of the facility was to refinance our previous credit agreement, repay specified other indebtedness, and fund general corporate purposes including to declare and pay cash dividends or make other distributions, subject to certain restrictions.

As of September 21, 2004, our availability for additional borrowings under our revolving credit facility was $425 million of which $21 million was set aside for outstanding letters of credit. We also have the ability to add up to $200 million of receivables transactions (including securizations) under our agreement which we have not yet accessed.  As of August 31, 2004, our weighted average interest rate under the Credit Agreement was 4.19%.

The terms of the Credit Agreement include various restrictive covenants. These covenants include restrictions on additional indebtedness, investments, asset sales, capital expenditures, sale and leasebacks, contingent obligations, transactions with affiliates, and fundamental changes.   The covenants also require maintenance of various ratios regarding consolidated total indebtedness, consolidated interest, and fixed charges. The level of these covenants are similar to or more favorable than the credit facility we refinanced.

We may amend the agreement to provide for one or more additional tranches of term loans in an aggregate principal amount of up to $400 million.  The terms of any amendment are subject to negotiation among us, the Lenders and the Administrative Agent, provided that (i) the Eurodollar Loan margin included in the interest rate shall not be greater than 2.25%, (ii) the maturity date shall not be earlier than 6 months after the maturity date of the term loan, and (iii) no default or event of default is continuing at the time of the amendment.

The Credit Agreement contains various events of default customary for agreements of this type, including failure to pay principal and interest when due, breach of covenants, bankruptcy or insolvency, default in payment of principal of or interest on any other indebtedness in excess of $25 million when due, the occurrence of specified ERISA events, entry of enforceable judgments not stayed against Borrower in excess of $25 million and the occurrence of a change of control, as defined.  If an event of default occurs, all of our obligations under the Credit Agreement could be accelerated by the required lenders. In the case of bankruptcy or insolvency, acceleration of our obligations under the Credit Agreement is automatic.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

99.1                         Amended and Restated Credit Agreement dated August 19, 2004 among CHS/Community Health Systems, Inc., the Company, as parent, JP Morgan Chase Bank, as Administrative Agent, Wachovia Bank, National Association, as Syndication Agent, Bank of America, N.A., as Documentation Agent and JP Morgan Securities Inc. and Banc of America Securities LLC, as Joint Lead Arrangers and Joint Bookrunners and the other lenders parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 21, 2004	Community Health Systems, Inc.

By:	/s/ W. Larry Cash
Name:	W. Larry Cash
Title:	Executive Vice President and Chief Financial Officer

Exhibit Index

99.1         Amended and Restated Credit Agreement dated August 19, 2004 among CHS/Community Health Systems, Inc., as borrower, Community Health Systems, Inc., JP Morgan Chase Bank, as Administrative Agent, Wachovia Bank, National Association, as Syndication Agent, Bank of America, N.A., as Documentation Agent and JP Morgan Securities Inc. and Banc of America Securities LLC, as Joint Lead Arrangers and Joint Bookrunners and the other lenders parties thereto.